Exhibit 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made this 31st day of May 2024 (the “Effective Date”), by and between Frankly Media LLC, 2110 Powers Ferry Road SE, Suite 450, Atlanta, GA 30339 (the “Seller”), and UNIV, Ltd., Galgalei ha-Plada St. 16 Herzliya (the “Buyer”).

RECITALS

A.	Seller owns all right, title, and interest in and to the Purchased Assets (as defined herein), and

B.	Buyer desires to buy and acquire all rights to the Purchased Assets and assume the Assumed Liabilities (as defined herein), in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS

(a)	“Purchased Assets” means all of Seller’s right, title, and interest in and to the following assets listed on Schedule 1 of Exhibit A annexed hereto: (i) the Frankly Producer CMS platform and associated software (the “Platform”), (ii) all intellectual property, including registered and unregistered trademarks, copyrights, trade secrets, embodied in or used in connection with the operation of the Platform and any associated software, all registered and unregistered trademarks, tradenames and service marks used by Seller in connection with the Platform, including “FRANKLY” and “FRANKLY MEDIA”, all internet Domains listed on Schedule 1 of Exhibit A used by Frankly in connection with its business, Publisher Sites (the “Intellectual Property”), (iii) pending customer inquiries and existing customer agreements in connection with the Platform (the “Customer Contracts”), and (iv) existing vendor agreements and licenses from third parties in connection with the operation of the Platform Schedule 2 of Exhibit A; (the “Vendor Contracts”). The Platform, Intellectual Property, Customer Contracts and Vendor Contracts, and all associated books and records with respect thereto, are collectively referred to herein as the “Purchased Assets”, as more fully described on Exhibit A annexed hereto. As part of the consideration paid hereunder, Seller shall for three years after the Closing Date maintain customer emails connected to the Purchased Assets sent or received in the period beginning twenty-four months prior to the Closing Date and shall, upon request of Buyer use its best efforts to provide any emails deemed necessary to properly service the customer or to resolve any conflict or dispute with the customer.

(b)	“Excluded Assets” means any assets that are not listed in Schedule A or necessary for the successful operation thereof, including, without limitation, the following assets: (i) accounts receivable, notes receivable, and other receivables solely with respect to the period prior to the Closing Date, in each case, accrued in the ordinary course of business prior to the Closing Date; (ii) all actions, refunds, credits, prepaid expenses, rights of recovery, rights of setoff, and other similar rights, in each case, to the extent arising out of and relating solely to the Seller’s business prior to the Closing Date; (iii) Seller’s cash or cash equivalents; (iv) Seller’s organizational documents, all qualifications to do business as a foreign entity, all arrangements with registered agents, all minute books, stock records, stock ledgers, transfer books, and blank share or equity ownership certificates, and all other documents related to the organization, maintenance, and existence of Seller as a corporation; (v) insurance policies, the right to receive amounts thereunder (whether in the form of refunds of premiums previously paid, in the form of claims paid, or otherwise), or the right to make claims thereunder; (vi) rights to receive refunds of taxes; (vii) rights arising under this Agreement, or any other contract, instrument, or document delivered or executed in connection with the transactions contemplated hereby and thereby; (viii) to the extent not transferable to Buyer, licenses, permits, warranties, consents, orders, registrations, privileges, franchises, certificates, approvals, and other similar items; (ix) any emails or email files existing prior to the Closing Date or the Google workspace storing such files; and (x) to the extent not identified above, the assets listed on Schedule C attached hereto.

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(c)	“Assumed Liabilities” means all Liabilities in respect of the Customer Contracts and the Vendor Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing. Additionally, Assumed Liabilities include the obligation of Buyer to provide 60 days of existing AWS and CloudFlare services to allow seller to transition materials other than Purchased Assets from those accounts, as well as an email forwarding service back to Seller regarding the domains included in the Purchased Assets for a period of twelve months following the Closing Date, with all such forwarded emails deemed to be Seller’s Confidential Information hereunder, and Buyer will provide Seller with prompt notice of any interruption of such services.

(d)	“Software” means the source and object code for the “Franky Producer CMS” content management platform that is currently used to host customer websites, along with all associated databases, files, graphics, music and other associated content. Buyer acknowledges and agrees that there may be errors, bugs, or malfunctions in the Software, and the existence of such defects shall not constitute a breach of this Agreement. Seller represents that as of the Effective Date and the Closing Date, to the best of its knowledge, information and belief, the Software is free of malware, ransomware and viruses. Seller further represents that is has not received any ransomware threats except as attached hereto in Exhibit B.

2.	CONVEYANCE OF RIGHTS

Effective as of the Closing Date, Seller hereby transfers, grants, conveys, assigns, and relinquishes exclusively to Buyer all of Seller’s right, title, and interest in and to throughout the world, both the tangible and the intangible property constituting the Purchased Assets set forth on Schedule 1 of Exhibit A hereto, in perpetuity, including the following:

(a) Title to and possession of the media, devices set forth on Schedule 1 of Exhibit A, and documentation related thereto that constitute all copies of the Purchased Assets, its component parts, and all documentation relating thereto, possessed or controlled by Seller.

(b) All copyright, trademark and other intellectual property interests owned or claimed by Seller pertaining to the Purchased Assets, including all pending applications and registrations.

(c) All customer content, graphics and data in the possession of Seller relating to customer websites hosted by Seller on the Platform (the “Customer Content”), provided that as between the respective customers and Buyer, the customers shall be the owner of all Customer Content.

(d) Seller will deliver to Buyer all code and other intellectual property relating to the Purchased Assets within one business day of the Closing Date. Effective as of the Closing Date, Buyer shall assume the Assumed Liabilities. At all times, Seller shall retain all rights in the Excluded Assets.

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(e) Third Party Consents - To the extent that Seller’s rights under any Contract constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same only if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use (and shall continue to use for as long as necessary) its best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, then Seller, to the maximum extent permitted by law and the Purchased Assets, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer, and Buyer shall reimburse Seller for payments made to such vendors for the period following the Closing Date and through the effective date of assignment to Buyer of such vendor agreements. Notwithstanding any provision in this Section 2(e) to the contrary, Buyer shall not be deemed to have waived its rights under Section 4(a) hereof unless and until Buyer provides written waivers thereof. or elects to proceed to consummate the transactions contemplated by this Agreement at Closing. Buyer acknowledges that for some Vendor Contracts, assignment is not permitted and that Buyer will be required to establish an account and/or enter into a subscription or license agreement directly with those vendors and that Seller’s obligations with respect to such vendors will be to provide Buyer with written notice of such direct contract vendors.

(f) all rights and powers under and pursuant to the agreements identified in section 3(a)(v) hereof.

3.	REPRESENTATIONS

(a) Representations of Seller: Seller represents and warrants that, as modified in the disclosures set forth on Schedule 3A hereto:

(i) Seller is the owner of the Purchased Assets and shall transfer to Buyer complete and exclusive right, title, and interest in and to the Purchased Assets.

(ii) The Purchased Assets are free and clear of all third-party liens, excluding Customer Agreements and matters disclosed on Schedule 3-II.

(iii) To Seller’s knowledge, the Purchased Assets do not infringe the rights of any third party, provided that such representation and warranty shall not apply to infringements solely arising out of modifications to the Purchased Assets made by Buyer after the Effective Date.

(iv) The source code and system specifications for the Frankly Producer CMS Platform have been maintained in confidence.

(v) All personnel, including agents, consultants, and contractors, who have contributed to or participated in the conception and development of the Platform either (1) have been party to a work-for-hire relationship with Seller that has accorded Seller full, effective, and exclusive original ownership of all tangible and intangible property arising with respect to the Platform, or (2) have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller full, effective, and exclusive ownership of all tangible and intangible property thereby arising with respect to the Platform.

(vi) There are no agreements or arrangements in effect with respect to the marketing, distribution, licensing, or promotion of the Purchased Assets by any independent salesperson, distributor, sublicensor, or other remarketer or sales organization.

(vii) There are no pending, or to Seller’s knowledge, threatened, third-party claims regarding any of the Purchased Assets or the use thereof, including regulatory inquiries.

(viii) For a period of three (3) years following the Closing Date, Seller will not develop or market products or services that are targeted to the local TV news broadcast segment. Buyer acknowledges and agrees that Seller’s current business operations, excluding the Platform, do not directly or indirectly compete with the Platform.

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(ix) In the twelve-month period prior to the date hereof, Seller has not received any notices of default under any Customer Agreement or Vendor Agreement, to Seller’s knowledge, there are no uncured defaults under any Customer Agreement or Vendor Agreement, and Seller is not aware of any customer complaints made in the past twelve (12) months.

(x) Seller will be solely responsible for all payments due under Vendor Contracts with respect to the goods received and services rendered during the period prior to the Closing Date, provided that Buyer will be solely responsible for all payments due under Vendor Contracts with respect to goods received and services rendered on or after the Closing Date. Seller will have no right to receive payments under Customer Agreements for the period following the Closing Date, and any payments received by Seller following the Closing Date that relate to the period following the Closing Date will be remitted by Seller to Buyer within ten (10) days following the receipt thereof. Any payments received by Buyer under Customers Agreements for the period prior to the Closing Date will be remitted by Buyer to Seller within ten (10) days following receipt thereof. The Parties agree to correspond and cooperate to true up the debits and credits to reach an agreed net initial payment 30 days after the Closing Date and thereafter to send payments due the other within ten days of receipt.

(xi) Seller has complied with applicable law in connection with its operation of the Frankly Producer CMS Platform.

(xii) Seller has paid all applicable taxes in connection with the operation of its business.

(xiii) the Purchased Assets represent all of the assets necessary to operate the Platform as it has been operated prior to the Closing Date.

(xiv) Seller makes no representations or warranties hereunder with respect to Customer Content, except that Seller represents that to the best of its knowledge, no Customer Content currently hosted on the Platform violates the rights of any third party.

(b) Representations of Buyer: Buyer represents and warrants that:

(i) Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Israel.

(ii) Buyer has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the performance by Buyer of its obligations hereunder have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

(iii) The execution, delivery and performance by Buyer of this Agreement do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and

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(iv) No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

(v) There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that in the aggregate seek damages or other relief in excess of $50,000 or challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

(vi) Buyer is not, and immediately following the closing of the transaction contemplated by this Agreement will not, be subject to any financing, loan, security interest or other agreement that would grant a third party any security interests or other interest in the Purchased Assets.

(vii) Buyer shall assume and agree to pay, perform and discharge the Assumed Liabilities.

4.	CONDITIONS TO CLOSING

(a) Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Buyer in its sole discretion:

(i) The representations and warranties of Seller contained in this Agreement, including those representations and warranties regarding the Company, and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the Closing Time with the same effect as though made at and as of such time (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects;

(ii) Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing; and

(iii) Seller shall have delivered, or caused to be delivered, all documents and signatures pages required to be delivered by them hereunder.

(b) Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Seller in its sole discretion:

(i) The representations and warranties of Buyer contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the Closing Time with the same effect as though made at and as of such time (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects;

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(ii) Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Ancillary Document to be performed or complied with by Buyer prior to or at the Closing; and,

(ii) Buyer shall have delivered, or caused to be delivered, all documents and signatures pages required to be delivered by them hereunder, including as specified in Section 6(d) hereof.

5.	FURTHER ASSURANCES

Seller shall execute and deliver such further conveyance instruments and take such further actions as may be necessary or desirable to evidence more fully the transfer of ownership of all of the Purchased Assets to Buyer, provided, however, such instruments and actions shall not increase the obligations or decrease the rights of Seller. Subject to the foregoing, Seller therefore agrees:

(a) To execute, acknowledge, and deliver any affidavits or documents of assignment and conveyance regarding the Purchased Assets;

(b) To provide testimony in connection with any proceeding affecting the right, title, or interest of Buyer in the Purchased Assets; and

(c) To perform any other acts deemed necessary to carry out the intent of this Agreement.

(d) To either deliver the data and documents in the Data Room to Buyer or to maintain the Data Room intact for 30 days at no cost to the Buyer and enable copying and/or downloading of the content.

6.	PAYMENT

(a) Purchase Price. The total Purchase Price for the Assets is One Million Five-Hundred Thousand US Dollars ($1,500,000) (the “Purchase Price”), payable to Seller by wire transfer, on the schedule specified in the Secured Promissory Note between Buyer and Seller dated as of the date hereof (the “Note), until the principal balance of the Note is paid off as provided for in the Note.

(b) The Closing Date will occur when the Buyer and Seller agree that all of the respective conditions to Closing hereunder have been satisfied or waived, provided that this Agreement will automatically terminate of the Closing Date has not occurred by June 15, 2024. Buyer’s obligation to complete the transaction set forth herein is subject to Buyer’s satisfactory diligence regarding the Purchased Assets, the truthfulness of the representations made herein by Seller and the absence of any material adverse change regarding the Purchased Assets following the Effective Date. As used herein, material adverse change means a condition, circumstance or event that, has or is likely to have a material negative impact on the Purchased Assets and/or the exploitation thereof, in whole or in part, including, threatened or pending third party legal claims beyond those disclosed herein.

(c) On the Closing Date, Seller shall deliver to Buyer: (i) a bill of sale, assignment and assumption agreement transferring and/or assigning the Purchased Assets to Buyer in form attached hereto as Exhibit A (the “Bill of Sale”), duly-executed by Seller; (ii) the Purchased Assets, (iii) a certificate of good standing regarding Seller and a resolution duly executed by Seller’s Board of Directors authorizing Seller’s entry and performance of this Agreement, (iv) a signed copy of the Transition Services Agreement and (v) such other documents as are necessary or incidental to closing the transactions described herein.

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(d) On the Closing Date, Buyer shall deliver to Seller: (i) a payment in the amount of US$25,000, to be credited against the Purchase Price; (ii) a signed copy of the Note, (iii) a signed copy of the Security Agreement, (iv) a signed copy of the Advertising Services Agreement, (v) a signed copy of the Transition Services Agreement, (vi) minutes of a meeting of the manager of Buyer (or a duly-executed written consent in lieu thereof) authorizing Buyer to enter into this Agreement, to purchase and accept assignment of the Purchased Assets from Seller in accordance with this Agreement, and to perform all of the duties of Buyer in accordance herewith; (vii) a counterpart executed Bill of Sale, duly-executed by Buyer; and (viii) such other documents, instruments or other materials as are necessary or incidental to closing the transactions described herein.

(e) On the Closing date the parties shall reconcile all debits and credits as between themselves based on pre-closing transactions and if Buyer has a net credit same shall be applied to reduce the closing payment identified above.

(f) On the Closing Date any amount owed to Buyer from Seller for any services rendered on or before the Closing Date shall be paid in full, less the amount under paragraph 6d above.

(g) Taxes. The amount payable to Seller by Buyer under this Section is inclusive of any federal, state or local sales, use, or other taxes or fees which Seller may be required to pay or collect upon the delivery of Purchased Assets or upon collection of the Purchase Price. Buyer and Seller shall reasonably cooperate with one another in the preparation of all tax returns, questionnaires, applications and other similar documents related to taxes and in connection with any tax audit or other tax proceeding relating to the Purchased Assets, including making reasonably available to the other party all applicable information, records, and documents in their respective possession or under their respective control.

7.	CONFIDENTIALITY

(a) The parties agree to hold each other’s non-public Confidential Information in confidence. The parties agree, that unless required by law, they shall not make each other’s Confidential Information available in any form to any third party or to use each other’s Confidential Information for any purpose other than the implementation of this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of the terms of this Agreement.

(b) As part of this Agreement, Buyer is purchasing from Seller Confidential Information, which constitutes valuable, secret, special and unique assets of Seller. Prior to the Closing Date, Buyer shall not disclose the Confidential Information to any person or entity except as expressly permitted in this Section 7, or use the Confidential Information, for any reason or purpose without the written approval of Seller, which may be withheld in Seller’s sole discretion, and Buyer shall maintain the Confidential Information in the strictest confidence. It is expressly understood and agreed that, as of the Closing Date, the Confidential Information is the property of Buyer. Prior to, on or promptly after the Closing Date, Seller shall deliver to Buyer all Confidential Information. Seller may share Confidential Information with its accountants, attorneys, advisors or agents (each a “Permitted Party”), provided the Permitted Party is subject to an obligation of confidentiality with Seller. “Confidential Information” means any and all confidential or proprietary information, in whatever form, whether or not reduced to written or recorded form, related solely to the Purchased Assets, related to the Excluded Assets, and Seller’s other operations. Neither Party shall publicly announce the transactions contemplated by this Agreement or disclose any to any third party (other than a Permitted Party) any term of this Agreement or the transactions contemplated hereby, without the other Party’s prior written consent, not to be unreasonably withheld.

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(c) Buyer acknowledges and agrees that any violation or breach of this Section 7 will result in irreparable injury to Seller inadequately compensable in damages and, accordingly, agrees that Seller shall be entitled to seek injunctive and other equitable relief against such violation, breach or threatened breach, in addition to any other legal remedies which may be available to Seller. Buyer and Seller agree that the prevailing party shall be entitled to recover all fees and expenses (including without limitation legal costs, reasonable attorneys’ fees and otherwise) incurred by the prevailing party in any action brought by a Party to enforce the rights of that Party under this Agreement or any appeal therefrom.

(d) A party’s “Confidential Information” shall not include information that: (a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the other party’s lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (c) is lawfully disclosed to the other party by a third party without restriction on disclosure; (d) is independently developed by the other party; or (e) is required to be disclosed by any judicial or governmental requirement or order (provided that Recipient timely advises the disclosing party of the governmental demand for disclosure).

(e) This Section 7 shall survive the closing or earlier termination of this Agreement and shall be enforceable by the parties hereto.

8.	ACKNOWLEDGMENT OF RIGHTS

In furtherance of this Agreement, Seller hereby acknowledges that, from and after the Closing Date of this Agreement, Buyer shall accede to all of Seller’s right, title, and standing to:

(a) Receive all rights and benefits pertaining to the Purchased Assets, provided that if following the Closing Date Buyer receives payment under Customer Agreements allocable to the period prior to the Closing Date, Buyer will remit such amount to Seller within ten (10) days following receipt thereof.

(b) Institute and prosecute all suits and proceedings and take all actions that Buyer, in its sole discretion, may deem necessary or proper to collect, assert, or enforce any claim, right, or title of any kind in and to any and all of the Purchased Assets.

(c) Defend and compromise any and all such action, suits, or proceedings relating to such transferred and assigned rights, title, interest, and benefits, and perform all other such acts in relation thereto as Buyer, in its sole discretion, deems advisable.

9.	INDEMNITY

(a) Indemnification by Seller. Seller will defend, at its sole expense, any claim alleged, or suit or proceeding brought against Buyer during the eighteen-month period following the Closing Date that arises out of a breach of Seller’s representations and warranties set forth herein or any claim regarding the Purchased Assets that accrued in or otherwise relates to the period prior to the Effective Date. Seller will pay any damages assessed against (or payable by Buyer pursuant to a settlement agreement approved in writing by Seller) and reasonable costs incurred by Buyer (including reasonable attorney’s fees) in connection with such proceedings.

(b) Indemnification by Buyer. Buyer will defend, at its sole expense, any claim, suit or proceeding brought against Seller during the eighteen month period following the Closing Date that arises out of a breach of Buyer’s representations and warranties set forth herein or any claim regarding the Purchased Assets that accrued in or otherwise relates to the period on or after the Effective Date, except to the extent that such claim arises out of a breach of Seller’s representations and warranties herein. Buyer will pay any damages assessed against (or payable by Seller pursuant to a settlement agreement approved in writing by Buyer) and reasonable costs incurred by Seller (including reasonable attorney’s fees) in connection with such proceedings.

This Section 9 shall survive the closing of this Agreement and shall be enforceable by the parties hereto.

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10.	EXCLUSIVITY; TERMINATON

(a) Exclusivity. Commencing on the Effective Date and continuing until the earlier of the Closing Date or earlier termination of this Agreement, without Buyer’s prior written approval, Seller will not offer any of the Purchased Assets to any third party, or have any communications or negotiations with any third party regarding the sale of the Purchased Assets.

(b) Termination. Buyer may terminate this Agreement at any time prior to payment of the Purchase Price upon written notice to Seller. Seller may terminate this Agreement upon written notice to Buyer if the Closing has not occurred May 31, 2024, except to the extent that such delay is caused by Seller’s failure to comply with Buyer’s reasonable requests for information.

11.	MISCELLANEOUS

(a) Remedies. A party will have ten (10) days, following written notice thereof, to cure any breach of this Agreement. The prevailing party in any action under this Agreement shall be entitled to recover its reasonable legal fees in connection therewith. In any action arising out of or under this Agreement, the Hague Service Convention shall not apply, and the Parties consent to service of process by international courier (e.g., Federal Express) or regular mail.

(b) Binding Effect, Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto, together with their respective legal representatives, successors, and assigns. Seller shall not assign any of its obligations hereunder without Buyer’s prior written consent.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflict of law principles that would result in application of any other law.

(d) Entirety and Amendment. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, any representations or communications. The terms of this Agreement may not be amended except by a writing executed by both parties.

12. Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given and received when delivered personally or by email (receipt confirmed) to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third (3rd) day after the same is sent by certified mail, postage and charges prepaid, directed to the following addresses or to such other or additional addresses as any party might designate by written notice to the other parties:

If to Buyer:

_Scott Alan Orth, Attorney LAW OFFICES OF SCOTT ALAN ORTH PA 3860 Sheridan St | Ste A | Hollywood, FL 33021 305.757.3300 | 305.757.0071 F scott@orthlawoffice.com_

To the Seller:

Frankly Media LLC 2010 Powers Ferry Road SE, Suite 450 Atlanta, GA 30339
Attn:	Lou Schwartz Lou@EngineMediaInc.com

[Signatures on Following Pages]

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WHEREAS, the parties have executed this Agreement as of the Effective Date first written above.

Univ, LTD.	Franky media llc

BY:	BY:
Name:	Name:
Title:	Title:

Exhibit A

BILL OF SALE, ASSIGNMENT AND ASSUMPTION

THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION (“Bill of Sale”) is made and executed as of this 31st day of May , 2024, by and between Frankly Media LLC, a Delaware limited liability company (“Assignor”) and UNIV, Ltd. (“Assignee”).

In consideration of the receipt of Ten Dollars ($10.00) and other good and valuable consideration in hand paid, the receipt and sufficiency of which is hereby acknowledged by Assignor, Assignor does hereby SELL, CONVEY, ASSIGN, TRANSFER, SET OVER and DELIVER to Assignee, its successors and assigns, all of the following, without any warranty, only the tangible and the intangible property constituting the Assets set forth on Schedule A attached hereto and incorporated by reference, but not otherwise.

TO HAVE AND TO HOLD the same, subject as aforesaid and without warranty, unto Assignee, its successors and assigns.

Assignee hereby accepts the assignment of the Assets and agrees to assume and discharge, in accordance with the terms thereof, all of the obligations accruing thereunder from and after the date hereof.

Assignee agrees to indemnify and hold harmless Assignor from any cost, liability, damage or expense (including reasonable attorneys’ fees) arising out of or relating to Assignee’s failure to perform any of the obligations of Assignee under the Assets arising from and accruing on or after the date hereof.

Assignor agrees to indemnify and hold harmless Assignee from any cost, liability, damage or expense (including reasonable attorneys’ fees) arising out of or relating to Assignor’s failure to perform any of the obligations of Assignor under the Assets, to the extent accruing prior to the date hereof.

This Bill of Sale shall be binding upon and shall inure to the benefit of Assignor and Assignee and their respective successors and assigns.

This Bill of Sale may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Florida.

[SIGNATURE PAGES FOLLOW]

Exhibit A – BILL OF SALE AND TERMINATION AGREEMENT – Page 2 of 3

IN WITNESS WHEREOF, the undersigned have caused this Bill of Sale to be executed as of the date first above written.

ASSIGNOR:	Frankly Media LLC,

By:
Name:
Title:

ASSIGNEE:	UNIV, Ltd.

By:
Name:
Title:

Exhibit A – BILL OF SALE AND TERMINATION AGREEMENT – Signature Page

Bill of Sale – Schedule A

ASSETS

Schedule 1:

Platform:

●	Frankly Producer CMS platform and components: Express Web, Legacy Mobile & OTT Apps, Premium Feeds, Solr Search Services, SCI (Content Ingestion) Service, Feed API, CMS API, Weather Services/API, AMS (Application Management System), CMS DB (Database), Producer (ASP, .NET, Story Editor)
●	Vendor-hosted infrastructure and applications (as described in Vendor list below)
●	Data Center infrastructure and hardware :

Hostname	Type	OEM	Model	Serial/Service Tag
10g-sw1	Network	Cisco	4500x	JAE204000P9
10g-sw2	Network	Cisco	4500x	JAE190604PN
DQS-sw1	Network	Cisco	3650	FDO2111E0CJ
DQS-sw2	Network	Cisco	3650	FDO2050E11Q

CMPSAN1	Storage	Compellent	SC4020, 2x SC220	3BLS132
fc-sw1	Storage	Brocade	300	6PBHXP1
fc-sw2	Storage	Brocade	300	3NBHXP1
fc-sw3	Storage	Brocade	300	BRCALJ2524G0G4
fc-sw4	Storage	Brocade	300	BRCALJ2521J12N

VS1	Server	Dell	R720	46X36X1
VS2	Server	Dell	R720	66X36X1
VS3	Server	Dell	R720	56X36X1
VS4	Server	Dell	R720	60Y0M02
VS5	Server	Dell	R720	DCBFY12
VS6	Server	Dell	R720	DBHGY12
PDB1	Server	Dell	R720	FSXM9Z1
PDB2	Server	Dell	R720	2TG8XV1
VS9	Server	Dell	R720	JTR5XV1
ESX1	Server	Dell	R730xd	FRMMXG2
ESX2	Server	Dell	R730xd	4RFGJB2
ESX3	Server	Dell	R730xd	4RH7JB2
ESX4	Server	Dell	R730xd	4R3CJB2
ESX5	Server	Dell	R730xd	4R8CJB2
ESX6	Server	Dell	R730xd	GP7FXG2

Backup1	Server	Dell	R730xd	91HQHH2
DevESX1	Server	Dell	R730	15QKFB2
DevESX2	Server	Dell	R730	JWQB082
DevESX3	Server	Dell	R720	JYJ8XV1
DevESX4	Server	Dell	R720	JYJ8JQ1

PDU1	Power	APC	AP8941	ZA1032013885
PDU2	Power	APC	AP8941	ZA1032013864
PDU3	Power	APC	AP8941	5A1502E05354
PDU4	Power	APC	AP8941	ZA1032005895
KVM1	KVM	Dell	KMM FPM185

Backup-Main	Server	Dell	R510	2W4J05J

Schedules – Asset Purchase Agreement

Domains:

frankly.media

franklychat.com

franklyinc.com

franklyinc.net

franklyinc.tv

franklyinc.us

franklymedia.com

franklymedia.net

worldnow.com

worldnow.tv

Website:

●	None

Intellectual Property:

●	“franklyinc” GitHub account, including core code repositories:

●	frankly-platform - Express Web
●	frankly-sci-service - SCI
●	frankly-cx-calypso (AMS / Story Edit/etc) Frankly’s next generation content management system
●	frankly-weather-services - Frankly Weather Service
●	frankly-worldnow-core - Producer .NET/ASP
●	frankly-parse-server - Parse Server for AMS

●	“franklyinc” BitBucket account, including core code repositories:
●	legacy-web - Legacy web front end (prior to Express Web).
●	Existing technical documentation from GameSquare Confluence/Wiki under spaces: AMS, CMS, WEB, SERV. Wiki documentation will be provided as an exported file in Buyer’s format of choice (HTML, PDF, or Confluence-compatible XML)

Schedules – Asset Purchase Agreement

●	Existing API Documentation stored at: https://drive.google.com/drive/u/0/folders/1m6uf-WiGzh3iqjh2Toh3dVRYDFiTDyUJ
●	All registered and unregistered trademarks, tradenames and service marks used by Seller in connection with the Platform business, including “FRANKLY” and “FRANKLY MEDIA”, all internet Domains listed above used by Frankly in connection with its Platform business.

Customers Contracts:

American Spirit Media, LLC

●	Service Order – Advertising Services dated October 1, 2029, between American Spirit Media, LLC and Frankly Media LLC

Bahakel Communications Ltd.

●	Streaming and Advertising Agreement dated June 2020, between Bahakel Communications and Frankly Media LLC d/b/a Engine Media
●	Extension Amendment dated December 7, 2022, between Bahakel Communications and Frankly Media LLC d/b/a Engine Media

Barrett-Jackson Auction Company, LLC

●	Services Agreement dated July 1, 2022, between Barrett-Jackson Auction Company, LLC and Frankly Media LLC

Bonneville International Corp.

●	Streaming and Advertising Agreement dated September 10, 2020, between Bonneville International Corp. and Frankly Media LLC d/b/a Engine Media
●	Extension Amendment dated September 2, 2021, between Bonneville International Corp. and Frankly Media LLC
●	Extension Amendment dated December 8, 2023, between Bonneville International Corp. and Frankly Media LLC
●	Extension Amendment dated March 19, 2024, between Bonneville International Corp and Frankly Media LLC
●	Extension Amendment dated February 22, 2024, between Bonneville International Corp. and Frankly Media LLC.

Coastline Partners (Beyond TV)

●	Services Agreement dated November 16, 2022, between Coastline Partners, Inc. d/b/a BeyondTV and Frankly Media LLC
●	Service Order dated May 25, 2023, between Coastline Partners, Inc. and Frankly Media LLC.
●	Service Order dated September 22, 2023, between Coastline Partners, Inc. and Frankly Media LLC
●	Service order dated 4-1-24, between Coastline Partners, Inc. and Frankly Media LLC

Schedules – Asset Purchase Agreement

Dickey Broadcasting

●	Service Order dated October 15, 2020, between Dickey Broadcasting Company and Frankly Media LLC

Filmfeed Inc.

●	Service Order – Advertising Services dated June 1, 2022, between Filmfeed, Inc. and Frankly Media LLC

Flood Communications, LLC

●	Software and Services Agreement dated June 5, 2017, between Flood Communications, LLC and Franky Media LL
●	Advertising Representation Agreement dated October 23, 2017, between Flood Communications, LLC and Frankly Media LLC
●	Website Software and Services Agreement dated December 14, 2018, between Flood Communications, LLC and Frankly Media LLC
●	Website Software and Services Agreement dated June 15, 2020, between Flood Communications, LLC and Frankly Media LLC
●	Urban Airship Subscription dated December 16, 2020, between Flood Communications, LLC and Frankly Media LLC

Folse Communications, LLC

●	Website Software and Services Agreement dated April 20, 2018, between Folse Communications, LLC and Frankly Media LLC
●	Amendment dated June 20, 2019, between Folse Communications, LLC and Frankly Media LLC
●	Amendment dated January 31, 2022, between Folse Communications and Frankly Media LLC
●	Amendment dated March 4, 2024, between Folse Communications and Frankly Media LLC

Harvard Media, Inc.

●	Services Agreement dated November 1, 2023, between Harvard Media, Inc. and Frankly Media LLC

Jukin Media, Inc.

●	Service Order dated May 14, 2020, between Jukin Media, Inc. and Frankly Media LLC

Klic.gg, Inc.

●	Service Order – Advertising Services dated February 1, 2023, between Klic.gg, Inc. and Frankly Media LLC

Lilly Broadcasting LLC

●	Value Plan Website Software and Services Agreement dated November 5, 2010, between Lilly Broadcasting LLC and Frankly Media LLC (the “WICU Agreement”)

Schedules – Asset Purchase Agreement

●	Local Sales Products Agreement dated July 1, 2014, between Lilly Broadcasting, Inc. and Frankly Media LLC
●	Website Software and Services Agreement dated August 10, 2015, between KITV, Inc. and Frankly Media LLC
●	Website Software and Services Agreement dated June 28, 2016, between, Lilly and Frankly (the “WENY Agreement)
●	Subscription Agreement for Urban Airship Services dated January 12, 2017, between Lilly Broadcasting LLC and Frankly Media LLC
●	Amendment dated May 7, 2018, between Lilly Broadcasting LLC/KITV, Inc. and Frankly Media LLC
●	Subscription Agreement for Urban Airship Services dated May 23, 2018, between Lilly Broadcasting LLC and Frankly Media LLC
●	Amendment dated April 23, 2021, between Lilly Broadcasting LLC and Frankly Media LLC
●	Amendment dated March 31, 2023, between Lilly Broadcasting LLC and Frankly Media LLC

Louisiana Television Broadcasting LLC

●	Service Order – Advertising Servies dated November 15, 2019, between Louisiana Television Broadcasting LLC and Frankly Media LLC

MediaLinks TV, LLC

●	Streaming and Advertising Agreement dated August 24, 2020, between MediaLinks TV, LLC and Frankly Media LLC
●	Extension Amendment dated August 2, 2021, between MediaLinks TV and Frankly Media LLC
●	Extension Amendment dated June 1, 2022, between MediaLinks TV and Frankly Media LLC

Michanicol Media, Inc.

●	Technology Services Agreement dated February 1, 2023, between Michanicol Media, Inc. d/b/a Our Auto Expert and Frankly Media LLC

Mobile Video Tapes (American Broadcasting)

●	Advertising Services Agreement dated January 4, 2019, between Mobile Video Tapes, Inc. and Frankly Media LLC.

Morris Network, Inc.

●	Streaming and Advertising Agreement dated July 24, 2024, between Morris Network, Inc. and Frankly Media LLC d/b/a Engine Media

N&P Publishing

●	Service Order – Advertising Services dated February 1, 2023, between Mark Craycraft d/b/a N&P Publishing and Frankly Media LLC

Schedules – Asset Purchase Agreement

NewsPatrol, Inc.

●	Mobile Apps License Agreement dated June 2, 2022, between NewsPatrol, Inc. and Frankly Media LLC
●	Amendment dated December 16, 2022, between NewsPatrol, Inc. and Frankly Media LLC

NewsNet LLC

●	Website Software and Services Agreement dated January 7, 2021, between NewsNet LLC and Frankly Media LLC
●	Amendment dated September 27, 2022, NewsNet LLC and Frankly Media LLC

NorCal Public Media

●	Service Order dated February 10, 2021, between NorCal Public Media and Frankly Media LLC

Northwest Broadcasting Inc.

●	Website and Software Services Agreement dated December 10, 2015, between Northwest Broadcasting Inc. and Frankly Media LLC
●	Amendment dated January 17, 2019, between Stainless Broadcasting LLC d/b/a WICZ and Frankly Media LLC

Otter Creek Productions, LLC

●	Statement of Work dated August 19, 2020, between Otter Creek Productions, LLC and Frankly Media LLC
●	Statement of Work dated August 15, 2021, between Otter Creek Productions, LLC and Frankly Media LLC

Pluff Mud Productions, LLC

●	Services Agreement dated October 1, 2022, between Pluff Mud Productions, LLC and Frankly Media LLC

Rapid Broadcasting Co.

●	Streaming and Advertising Agreement dated July 31, 2020, between Rapid Broadcasting Co. and Frankly Media LLC

Rural Media Group, Inc.

●	Service Order dated October 1, 2022, between Rural Media Group, Inc. and Frankly Media LLC

Tropical Productions, Inc.

●	Platform License Agreement dated March 26, 2009, between Tropical Productions, Inc. and Gannaway Web Holdings, LLC
●	Amendment dated February 20, 2015, between Tropical Productions, Inc. and Gannaway Web Holdings, LLC
●	Amendment dated July 14, 2016, between Tropical Productions, Inc. and Frankly Media LLC
●	Urban Airship Subscription Agreement dated January 17, 2017, between Tropical Productions, Inc. and Frankly Media LLC
●	Amendment dated July 27, 2018, between Pacific Telestations, Inc. and Frankly Media LLC
●	Amendment dated January 1, 2024, between Pacific Telestations, Inc. and Frankly Media LLC

Schedules – Asset Purchase Agreement

UNIV Limited

●	Advertising Services Agreement (1Spot) dated February 1, 2022, between Univ Limited and Frankly Media LLC
●	Advertising Services Agreement (Aristegui) dated March 1, 2022, between Univ Limited and Frankly Media LLC
●	Advertising Services Agreement (Novelisima) dated April 1, 2022, between Univ Limited and Frankly Media LLC
●	Advertising Services Agreement (Venevision) dated August 1, 2023, between Univ Limited and Frankly Media LLC

Vindicator

●	Affiliation Agreement dated May 8, 2006, between NPM, Inc. and Gannaway Web Holdings, LLC
●	Amendment dated June 29, 2009, between NPM, Inc. and Gannaway Web Holdings, LLC
●	Amendment dated November 19, 2012, between Vindicator Printing Company and Gannaway Web Holdings, LLC
●	Amendment dated July 7, 2015 between NPM, Inc. and Gannaway Web Holdings, LLC
●	Amendment dated April 1, 2017, between WFMJ Television, Inc. and Frankly Media LLC
●	Amendment dated September 15, 2017, between WFMJ Television, Inc. and Frankly Media LLC
●	Service Order dated August 15, 2019, between NPM, Inc. and Frankly Media LLC
●	Amendment dated November 30, 2020, between NPM, Inc. and Frankly Media LLC
●	Amendment dated September 9, 2021, NPM, Inc. and Frankly Media LLC
●	Amendment dated December 1, 2022, between NPM, Inc. and Frankly Media LLC

Zazoom LLC

●	Master Services Agreement dated April 1, 2019, between Zazoom, LLC and Vemba Corporation
●	Amendment dated August 25, 2023, between Zazoom, LLC and Frankly Media LLC

Schedules – Asset Purchase Agreement

Schedule 2:

Current Vendors and Contracts:

Amazon Web Service	Parent Account # 899480002385, Sub-accounts: 914940135333 (Vemba), 566173680289 (“Vendor Admin” test account), 185341518231 (Secure Mode Testing account)
Atlassian (Bitbucket)	Code Repositories
AWS Elemental	Video Encoder Annual Maintenance/Support: One Encoder (WFMJ)
Bridge Digital	Video Encoders Hardware Support: One Elemental Encoder + EML Encoder Hardware Support
Cloudflare, Inc.	CDN
Cognito Forms	Form building tool
Content Engine	Voice. Apps (Alexa)
DataBank Holdings	SLC Data Center
DATADOG, INC.	System monitoring and alerting
DIGITALOCEAN.COM	Mobile Apps/OTT config system
DOCKER	hosting for docker images for software builds
F5 NETWORK	license for data center F5 network switch software
GitHub	Code Repositories
GOOGLE *CLOUD	BigData / Analytics / Data Studio
HEROKU	Hosting
IBM	Weather Data
IFRAMELY.COM	Used for social/embeds in product
Megaport (USA) Inc.	Direct network connect between Databank and AWS
MONGODBCLOUD	Database hosting
OneSignal	Mobile App Push Notifications
OPENVPN SUBSCRIPTION	VPN Connectivity for data center / AWS
OPSGENIE	Oncall system
Pingdom (Solarwinds)	Monitoring
STATUSCAST	Issue Notification Platform
TEAMVIEW	Remote Access software for Encoders
TRAVIS-CI.COM	Build/Deploy system
Urban Airship	Mobile App Push Notifications

Schedules – Asset Purchase Agreement

Exhibit B

DISCLOSURES

[To be attached]

Schedules – Asset Purchase Agreement

Exhibit C

EXCLUDED ASSETS

●	Frankly’s advertising business and services
●	Other miscellaneous Frankly-owned Domains, GameSquare-owned Domains (including all subsidiaries), and client-owned Domains, including those with DNS services hosted in the Frankly AWS account:

aissims.com

aissimulators.com

chatfrankly.com

clubviprewards.com

creatorcloud.net

crowdcontrolstudios.net

crowdcontrolstudios.tv

digitalivy.com

e-sportshalloffame.com

e-sportshalloffame.online

engine.media

enginegame.com

enginegaming.com

enginegaming.gg

enginegaming.in

engineholdings.com

enginemedia.gg

enginemedia.live

enginemediainc.co

enginemediainc.com

enginemediainc.net

enginemediainc.us

enginemediallc.com

enginemediallc.net

enticent.com

esportshalloffame.games

gameorc.ai

gameorc.gg

gameorc.org

gameparty.tv

hitpage.com

influenceevaluator.com

influencerevaluator.com

k8s.services

kuam.com

lateshift.gg

listenernetwork.com

listenernetwork.net

locktonventures.com

medianext.com

moneymatches.com

moneymatches.tv

nbaprops.com

Schedules – Asset Purchase Agreement

newsserver1.com

newsserver2.com

newsserver3.com

planetjam.com

playumg.com

rockdaily.com

rocknews.com

sdqk.co

sdqk.me

sftp.franklyinc.com

sidekiq.net

sideqik.co

sideqik.com

sideqik.dev

sideqik.marketing

sideqik.net

sideqikalias.com

starsplash.com

thehero.gg

thezone.gg

thunderisland.racing

thunderislandracing.com

torqueesport.com

tribaldirect.com

umg.dev

umg.games

umg.gg

umg.live

umg.media

umg.news

umg.online

umg.studio

umg.tv

umgnews.com

umgpromotions.com

vemba.com

vemba.io

vembacorp.com

viewernetwork.net

wfg.gg

winview.app

winview.gg

winview.tv

winviewapp.com

winviewesports.com

winviewgames.com

winviewgames.tv

winviewgamessupport.com

winviewnetwork.com

winviewnetwork.tv

winviewsports.com

winviewsupport.com

winviewtv.com

winviewtv.net

winviewtv.tv

Schedules – Asset Purchase Agreement

Excluded Vendors: Seller’s accounts at:

1PASSWORD

ADOBE ACROPRO

Adswerve, Inc.

ADT SECURITY

AMAZON PRIME

APPLE.COM

Ava Tax

AWS (WinView Account #705361582898)

Backupify

Box Inc.

Browser Stack User License

Browserstack

CHEAP.COM

Comcast

DOCUSIGN

Double Verify Inc

DROPBOX

Efax

EXPENSIFY.COM

EXPIRATIONREMINDER

Figma

GODADDY.COM

GOOGLE *YOUTUBE TV

Google Ad Serving

GOOGLE*G SUITE ENGINE CC GOOGLE / Wursta

Schedules – Asset Purchase Agreement

HOSTGATOR.COM

Hostmonster

HubSpot

InMotion

INTUIT - QBOOKS

JIRA (ATLASSIAN)

LMC

LONDON

MACKEEPER

Media Temple

MSFT

NETWORKSOLUTIONS

NYTIMES*NYTIMES

PENGINE.COM

PROTON GENEVA

Rackspace

Sage

SLACK

SpringServe, LLC

WALL ST JOURNAL

WPENGINE.COM

ZOOM

AVAST

Acoustic (SoCast)

Canva

Parrallels - Business

“Lifestyle Content” - Buyer acknowledges that the agreements for vendors that supply “Lifestyle Content” to Seller have been assigned to XPR Media, LLC and that Buyer will need to enter into an agreement with XPR if it would like continued access to such content.

Schedules – Asset Purchase Agreement